Exhibit 3.2

CODE OF REGULATIONS

OF

FIFTH THIRD BANCORP

AS AMENDED

ARTICLE I.

OFFICES

The principal office of Fifth Third Bancorp (hereinafter referred to as the “Corporation”) shall be located in the City of Cincinnati, County of Hamilton, State of Ohio and the Corporation may establish or discontinue, from time to time, such other offices and places of business within or without the State of Ohio as may be deemed proper for the conduct of the Corporation’s business.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

Section 1.   Annual Meeting. The annual meeting of the stockholders shall be held at such hour and at such place as may be fixed in the notice of such meeting on: (1) the third Tuesday in April of each year, if not a legal holiday under the laws of the place where the meeting is to be held, and, if a legal holiday, then on the next succeeding day not a legal holiday under the laws of such place, or (2) such other date as may from time to time be determined by the Board of Directors and communicated in writing to the stockholders not later than 20 days prior to such meeting.

Section 2.   Special Meetings. In addition to such special meetings as are provided for by law or by the Articles of Incorporation, special meetings of the holders of any class or series or of all classes or series of the Corporation’s stock may be called at any time by the Board of Directors; special meetings of all stockholders of the Corporation entitled to vote shall be called by the Secretary upon written request, stating the purpose or purposes of any such meeting, of the holders of shares who hold of record collectively at least twenty-five percent (25%) of the shares of the Corporation outstanding and entitled to vote at the meeting; and special meetings of the holders of the Common Stock (hereinafter called “Common Stock”) shall be called by the Secretary upon written request, stating the purpose or purposes of any such meeting, of the holders of Common Stock who hold of record collectively at least twenty-five percent (25%) of the outstanding shares of Common Stock of the Corporation. Unless limited by law, the Articles of Incorporation, this Code of Regulations, or by the terms of the notice thereof, any and all business may be transacted by any special meeting of stockholders.

Section 3.   Place of Meetings. Meetings of the stockholders shall be held at such place within or without the State of Ohio as shall be designated by the Board of Directors.

Section 4.   Notice of Meetings. Except as otherwise provided by law, notice of each meeting of stockholders shall be given either by delivering a notice personally or mailing a notice to each stockholder of record entitled thereto. If mailed, the notice shall be directed to the stockholder in a postage-paid envelope at the stockholder’s address as it appears on the stock books of the Corporation, unless prior to the time of mailing, the Secretary shall have received from any such stockholder a written request that notices intended for such stockholder be mailed to some other address, in which case notices intended for such stockholder shall be mailed to the address designated in such request. Notice of each meeting of stockholders shall be in such form as is approved by the Board of Directors and shall state the purpose or purposes for which the meeting is called, the time when and the place where it is to be held, and shall be delivered personally or mailed not less than seven (7) nor more than sixty (60) days before the day of the meeting.

Section  5.     Waiver of Notice. Anything herein contained to the contrary notwithstanding, notice of any meeting of stockholders shall not be required as to any stockholder who shall attend and participate in the business transacted at such meeting in person or by proxy, and who shall have protested the lack of proper notice prior to or at the commencement of such meeting, or who shall, or whose proxy or attorney duly authorized shall, sign a written waiver thereof, whether before or after the time stated therein.

Section 6.   Organization. The Chair of the Board, if one be elected, the Vice Chair, if one be elected in the absence of the Chair, or the President, in the absence of the Chair and the Vice Chair, shall act as chair at all meetings of stockholders at which such officer is present, and as such chair shall call such meetings of stockholders to order and preside thereat. If the Chair of the Board, the Vice Chair, and the President shall be absent from any meeting of stockholders, the duties otherwise provided in this Section 6 of Article II to be performed by such officer at such meeting shall be performed at such meeting by the officer prescribed in Article VI hereof. If no such officer is present at such meeting, any stockholder or the proxy of any stockholder entitled to vote at the meeting may call the meeting to order and a chair shall be elected who shall preside thereat. The Secretary of the Corporation shall act as the secretary at all meetings of the stockholders, but in the absence of the Secretary, the chair of the meeting may appoint any person present to act as secretary of the meeting.

Section 7.   Inspectors. Except as otherwise provided by law or by the Articles of Incorporation, all votes by ballot at any meeting of stockholders shall be conducted by three inspectors who shall be appointed for the purpose by the chair of the meeting. The inspectors shall decide upon the qualifications of voters, count the votes and declare the result.

Section 8.   Stockholders Entitled to Vote. Nothing herein contained shall be construed to enlarge the voting rights of any stockholder of the Corporation as provided by the Articles of Incorporation or by the laws of the State of Ohio. The Board of Directors may close the stock transfer books of the Corporation for a period not exceeding sixty (60) days preceding the date of any meeting of stockholders or preceding the last day on which the consent or dissent of stockholders may effectively be expressed for any purpose without a meeting. In lieu of closing the stock transfer books of the Corporation as aforesaid, the Board of Directors may fix a date not more than sixty (60) days prior to the date of any meeting of stockholders, or prior to the last day on which the consent or dissent of stockholders may be effectively expressed for any purpose without a meeting, as a record date for the determination of the stockholders entitled to notice of, and to vote at, such meeting and any adjournment thereof, or to give such consent or express such dissent and in such case such stockholders and only such stockholders as shall be stockholders of record on the date so fixed, shall be entitled to notice of, and to vote at, such meeting and any adjournment thereof, or to give such consent or express such dissent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid. The Secretary shall prepare and make or cause to be prepared and made, at least ten (10) days before every election of directors, a complete list of the stockholders entitled to vote at such election, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in the name of each such stockholder. Such list shall be open to the examination of any stockholder during ordinary business hours, for a period of at least ten (10) days prior to the election, either at a place, specified in the notice of the meeting, within the city where the election is to be held, or at the place where the election is to be held. Such list shall be produced and kept at the time and place of election during the whole time thereof, and subject to the inspection of any stockholder who may be present.

Section 9.   Quorum and Adjournment. The holders of shares entitling them to exercise a majority of the voting power of the Corporation entitled to vote at the meeting on each matter that is to be voted on shall constitute a quorum at all meetings of the stockholders. In the absence of a quorum, the holders of shares entitling them to exercise a majority of the voting power present in person or by proxy may adjourn any meeting, from time to time, until a quorum shall attend. At any such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called. No notice of any adjourned meeting need be given other than by announcement at the meeting that is being adjourned.

Section 10.   Order of Business. The order of business at all meetings of stockholders shall be determined by the chair of the meeting or as is otherwise determined by the vote of the holders of a majority of the shares of stock present in person or by proxy and entitled to vote on every matter that is to be voted on.

Section 11.   Notice of Stockholder Business and Nominations to be Brought Before a Meeting of Stockholders.

(A)  Business Properly Brought Before an Annual Meeting of Stockholders. Nominations of persons for election to the Board of Directors, or the proposal of other business to be considered by the stockholders, may be made at an annual meeting of stockholders only if properly brought before a meeting. To be properly brought before an annual meeting of stockholders, any Director nominations or other business must be (I) specified in the notice of meeting given in accordance with Article I, Section 4 hereof, (II) brought before the meeting by the chair of the meeting or by or at the direction of the Board of Directors, (III) properly brought before the meeting in accordance with this Section by a stockholder who (a) was a stockholder of record of shares of stock of the Corporation of a class or series entitled to vote on the matter being brought before the meeting (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of such shares of a class or series of stock entitled to vote on the matter being brought before the meeting) both at the time of giving the notice provided for in this Section and at the time of the annual meeting of stockholders, (b) is entitled to vote at the annual meeting of stockholders, and (c) has complied with this Section as to such business, or (IV) properly brought before the meeting by a Nominating Stockholder (as defined in Section 12 of this Article II) in accordance with Section 12 of this Article II. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clauses (III) and (IV) shall be the exclusive means for a stockholder of the Corporation to make nominations or propose other business to be brought before an annual meeting of stockholders.

(B)  Business Properly Brought Before a Special Meeting of Stockholders. At a special meeting of stockholders of the Corporation, only such business will be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting of stockholders, business must be (I) specified in the notice of the meeting given in accordance with Section 4 hereof or (II) otherwise brought before the meeting by the chair of the meeting or at the direction of the Board of Directors. Nominations of persons for election as Directors may not be made at a special meeting of stockholders unless Directors are to be elected pursuant to the Company’s notice of meeting. In such case, any holder of shares of a class or series entitled to vote in the election of Directors who (I) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of a class or series entitled to vote in the election of Directors) both at the time of giving the notice provided for in this Section 11 and at the time of the meeting, (II) is entitled to vote at the meeting, and (III) has complied with this Section 11 as to such nomination, may nominate a person or persons for election as a Director as specified in the Corporation’s notice of meeting.

(C)  Requirement of Timely Notice of Stockholder Business and Nominations for Director for the Annual or Special Meeting of Stockholders.

I.       To properly bring business before an annual or special meeting of stockholders, a stockholder must provide (a) Timely Notice (as defined herein) thereof in writing and in proper form to the Secretary of the Corporation and (b) any updates or supplements to such notice at the times and in the forms required by this Section 11.

II.     With respect to any nominations for persons for election to the Board of Directors or any other business to be properly brought before an annual meeting of stockholders by a stockholder, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than sixty (60) nor more than ninety (90) days prior to the anniversary of the previous year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting of stockholders is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the ninetieth (90th) day prior to such annual meeting of stockholders and not later than the sixtieth (60th) day prior to such annual meeting of stockholders or, if the first Public Announcement (as defined herein) of such annual meeting of stockholders is less than one hundred (100) days prior to the date of such annual meeting of stockholders, the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation. Under no circumstances shall any adjournment or postponement of an annual meeting of stockholders or the announcement thereof commence a new time period for the giving of Timely Notice as described herein.

III.    With respect to any nominations for persons for election as a Director or any other business to be properly brought before a special meeting of stockholders by a stockholder, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to such special meeting of stockholders or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting of stockholders and of the nominees proposed by the Board of Directors to be elected at such meeting. Under no circumstances shall any adjournment or postponement of a special meeting of stockholders or the announcement thereof commence a new time period for the giving of Timely Notice as described herein.

(D)  Requirements for Proper Form of Stockholder Notice. To be in proper form for purposes of this Section 11, a stockholder’s notice to the Secretary of the Corporation must:

I.       set forth, as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such stockholder, as they appear on the Corporation’s books, and the name and address of such beneficial owner, and, if different, the current name and address of the stockholder and any beneficial owner; (b) the class or series and number of shares of the Corporation which are held of record by such stockholder or beneficially owned (within the meaning of Section 13(d)) of the Exchange Act as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five (5) business days after the record date for such meeting of the class or series and number of shares of the Corporation held of record or beneficially owned on such record date; (c) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of Directors in a contested election pursuant to Section 14 of the Exchange Act; and (d) such stockholder’s and beneficial owner’s written consent to the public disclosure of information provided to the Corporation pursuant to this Section 11;

II.     set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) any agreements, arrangements or understandings entered into by the stockholder or beneficial owner and its affiliates with respect to equity securities of the Corporation, including any put or call arrangements, derivative securities, short positions, borrowed shares or swap or similar arrangements, specifying in each case the effect of such agreements, arrangements or understandings on any voting or economic rights of equity securities of the Corporation, in each case as of the date of the notice and in each case describing any changes in voting or economic rights which may arise pursuant to the terms of such agreements, arrangements or understandings; (b) to the extent not covered in clause (a)

hereof, any disclosures that would be required pursuant to Item 5 or Item 6 of Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or beneficial owner); and (c) a representation that the stockholder will notify the Corporation in writing within five (5) business days after the record date for such meeting of the information set forth in clauses (a) and (b) herein as of such record date;

III. if the notice relates to any business other than the nomination of a Director or Directors that the stockholder proposes to bring before the meeting, set forth (a) a description in reasonable detail of the business to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, in such business; (b) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if the business includes a proposal to amend this Code of Regulations or the Articles of Incorporation, the language of the proposed amendment); and (c) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

IV. set forth, as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a Director: (a) all information relating to such person that is required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for, as applicable, election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected) and (b) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in consent therewith, on the one hand, and each proposed nominee, and such nominee’s respective affiliates and associates, or other acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K updated by the Securities and Exchange Commission (or any successor regulation) if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate therewith or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

V. set forth a representation that such stockholder intends to appear at the annual or special meeting of stockholders to bring such nomination or other business before the annual or special meeting of stockholders;

VI. set forth such other information as may reasonably be required by the Board of Directors as described in the Corporation’s proxy statement for the preceding year’s annual meeting of stockholders; and

VII. be followed, within five (5) business days after the record date for such meeting, by the written notice providing the information described in clauses (I) and (II) hereof.

The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent Director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(E)  Determination of Business Not Properly Brought Before a Meeting. Only such persons who are nominated in accordance with the procedures set forth in this Section 11 or in Section 12 of this Article II shall be eligible to serve as Directors and only such business shall be conducted at a meeting of stockholders as shall have been properly brought before the meeting in accordance with the procedures set forth in this Section 11. Except as otherwise provided by law, the Articles of Incorporation or this Code of Regulations, the determination of whether any business sought to be brought before any annual or special meeting of stockholders is properly brought before such meeting in accordance with this Section 11 shall be made by the chair of the meeting. If the chair of the meeting determines that any business is not properly brought before such meeting, the chair shall so declare to the meeting and any such business will not be conducted or considered.

(F)  Rule 14a-8; Exchange Act Compliance. This Section 11 is expressly intended to apply to any business proposed to be brought before an annual or special meeting of stockholders other than any stockholder proposal made pursuant to Rule 14a-8 under the Exchange Act. Notwithstanding the foregoing provisions of this Section 11, a stockholder must also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 11. Nothing in this Section 11 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(G)  Definition of Public Announcement. For purposes of this Section 11, Public Announcement shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14, or 15(d) of the Exchange Act.

Section 12.   Stockholder Nominations Included in the Corporation’s Proxy Materials.

(A)     Inclusion of Nominees in Proxy Statement. Subject to the provisions of this Section 12, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:

I.       the names of any person or persons nominated for election (each, a “Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 12 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);

II.     disclosure about each Nominee and the Nominating Stockholder required under the rules of the U.S. Securities and Exchange Commission (the “SEC”) or other applicable law to be included in the proxy statement;

III.    any statement included by the Nominating Stockholder in the Nomination Notice for inclusion n in the proxy statement in support of each Nominee’s election to the Board of Directors (subject, without limitation, to Section 12(E)(II)), if such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”); and

IV.    any other information that the Corporation or the Board of Directors determines, in its discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section and any solicitation materials or related information with respect to a Nominee.

For purposes of this Section 12, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Corporation designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the Corporation, any Eligible Holder, any Nominating Stockholder, any Nominee and any other person so long as made in good faith (without any further requirements). The chair of the Company’s annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Section 12 and, if not so nominated, shall direct and declare at the meeting that such Nominee shall not be considered.

(B)    Maximum Number of Nominees.

I.       The Corporation shall not be required to include in the proxy statement for an annual meeting of Stockholders more Nominees than that number of Directors that is 20% of the total number of Directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 12 (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting of stockholders shall be reduced by: (1) Nominees who the Board of Directors itself decides to nominate for election at such annual meeting of stockholders and (2) the number of incumbent Directors who had been Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting of stockholders is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 12(D) below but before the date of the annual meeting of stockholders, and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of Directors in office as so reduced.

II.     If the number of Nominees pursuant to this Section 12 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 12(D), a Nominating Stockholder or a Nominee ceases to satisfy the eligibility requirements in this Section 12, as determined by the Board of Directors; a Nominating Stockholder withdraws its nomination; or a Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting of stockholders.

(C)    Eligibility of Nominating Stockholder.

I.       An “Eligible Holder” is a person who has either (1) been a record holder of the shares of Common Stock used to satisfy the eligibility requirements in this Section 12(C) continuously for the three-year period specified in Subsection II below or (2) provides to the Secretary, within the time period referred to in Section 12(D), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

II.     An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 12 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of Common Stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting of stockholders. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 12, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this Section 12, as determined by the Board of Directors, or withdraw from a group constituting a Nominating Stockholder at any time prior to the annual meeting of stockholders, the group constituting the Nominating Stockholder shall only be deemed to own the shares of Common Stock held by the remaining members of the group.

III.    The “Minimum Number” of shares of Common Stock means 3% of the number of outstanding shares of Common Stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.

IV.    For purposes of this Section 12, an Eligible Holder “owns” only those outstanding shares of Common Stock as to which the Eligible Holder possesses both:

         (a)    the full voting and investment rights pertaining to such Common Stock; and

         (b)    the full economic interest in (including the opportunity for profit and risk of loss on) such Common Stock;

provided that the number of shares of Common Stock calculated in accordance with the foregoing clauses (a) and (b) shall not include any shares: (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of Common Stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such Common Stock, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such Common Stock by such Eligible Holder or any of its affiliates.

For purposes of this Section 12, an Eligible Holder “owns” shares of Common Stock held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the Common Stock is voted with respect to the election of Directors and possesses the full economic interest in the Common Stock. An Eligible Holder’s ownership of shares of Common Stock shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares of Common Stock shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice, promptly recalls such loaned shares upon being notified by the Corporation that any of its Nominees will be included in the Corporation’s proxy materials and continues to hold such shares through the date of the annual meeting of stockholders. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of Common Stock are “owned” for these purposes shall be determined by the Board.

V.      No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.

(D)    Nomination Notice. To nominate a Nominee, the Nominating Stockholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders, submit to the Secretary at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting of stockholders is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:

I.       A Schedule 14N (or any successor form) relating to each Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;

II.      A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

         (a)      the information required by Article II, Section 11(D) of this Code of Regulations with respect to the nomination of Directors pursuant to paragraph (A) of Article II, Section 11 of this Code of Regulations;

         (b)      the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N

(or any successor item) if it existed on the date of submission of the Schedule 14N;

         (c)      a representation and warranty that the Nominating Stockholder acquired the Common Stock in the ordinary course of business and did not acquire, and is not holding, Common Stock for the purpose or with the effect of influencing or changing control of the Corporation;

         (d)      a representation and warranty that each Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which any of the Corporation’s securities are traded;

         (e)      a representation and warranty that each Nominee:

         (i)      does not have any direct or indirect relationship with the Corporation that would cause the Nominee to be considered not independent pursuant to the Corporation’s Corporate Governance Guidelines and otherwise qualifies as independent under the rules of the primary stock exchange on which the Common Stock is traded;

         (ii)      meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Common Stock is traded;

         (iii)      is a “non-employee director” for the purposes of Rule 16b- 3 under the Exchange Act (or any successor rule); and

         (iv)      is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Nominee; and

         (f)      a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 12(C) and has provided evidence of ownership to the extent required by Section 12(C)I;

         (g)      a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 12(C) through the date of the annual meeting of stockholders;

         (h)      the details of any position of a Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;

         (i)    the details of any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as a Director of the Corporation and details of any agreement, arrangement or understanding with any person or entity as to how such Nominee would vote or act on any issue or question as a Director (a “Voting Commitment”);

         (j)    a statement detailing whether the Nominee is experienced in matters of risk management for purposes of Regulation YY of the Federal Reserve Board;

         (k)    a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting of stockholders, other than with respect to a Nominee or any nominee of the Board;

         (l)    a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting of stockholders;

         (m)    if desired, a Supporting Statement; and

         (n)    in the case of a nomination by a group of Nominating Stockholders, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination.

III.    An executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Stockholder (including each group member) agrees:

         (a)    to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

         (b)    to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s Directors or Director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

         (c)      to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of Directors, including, without limitation, the Nomination Notice;

         (d)      jointly with all other group members, if any, to indemnify and hold harmless the Corporation and each of its Directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its Directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 12; and

         (e)      in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 12(C), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of (A) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (B) such failure; and

IV.    An executed agreement, in a form deemed satisfactory by the Board of Directors, by each Nominee:

         (a)      to provide to the Corporation such other information and certifications, including completion of the Corporation’s director questionnaire, as it may reasonably request;

         (b)      at the reasonable request of the Nominating and Corporate Governance Committee of the Corporation’s Board of Directors (or any successor committee with equivalent duties), to meet with the Nominating and Corporate Governance Committee to discuss matters relating to the nomination of such Nominee to the Board of Directors, including the information provided by such Nominee to the Corporation in connection with the Nominee’s nomination and such Nominee’s eligibility to serve as a Director;

         (c)      that such Nominee has read and agrees, if elected, to serve as a Director, to adhere to the Corporation’s Code of Business Conduct and Ethics, Enterprise Insider Trading and Ethical Investing Policy, Corporate Governance Guidelines and any other rule, regulation, policy or standard of conduct applicable to Directors; and

         (d)      that such Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with such Nominee’s nomination, service or action as a Director of the Corporation that has not been disclosed to the Corporation, (ii) any Voting Commitment that has not been disclosed to the Corporation or (iii) any Voting Commitment that could limit or interfere with such Nominee’s ability to comply, if elected as a Director, with the fiduciary duties of a Director under applicable law.

The information and documents required by this Section 12(D) to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 12(D) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary.

(E)    Exceptions.

I.       Notwithstanding anything to the contrary contained in this Section 12, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:

         (a)      the Corporation receives a notice pursuant to paragraph (A) of Article II, Section 11 of this Code of Regulations that a stockholder intends to nominate a candidate for Director at the annual meeting of stockholders, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;

         (b)      the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the annual meeting of stockholders to present the nomination submitted pursuant to this Section 12; the Nominating Stockholder withdraws its nomination; or the chair of the annual meeting of stockholders declares that such nomination was not made in accordance with the procedures prescribed by this Section 12 and shall therefore be disregarded;

         (c)      the Board of Directors determines that such Nominee’s nomination or election as a Director would result in the Corporation violating or failing to be in compliance with this Code of Regulations or the Corporation’s Articles of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the primary stock exchange on which the Common Stock is traded;

         (d)      (1) such Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 12 of the Clayton Antitrust Act of 1914, as amended; (2) the Nominee’s election as a Director would cause the Corporation to seek, or assist in the seeking of, advance approval or to obtain, or assist in the obtaining of, an interlock waiver pursuant to the rules or regulations of the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Ohio Division of Financial Institutions or any other federal or state regulator; or (3) the Nominee is a director, trustee, officer or employee with management functions for any depository institution, depository institution holding company or entity that has been designated as a Systemically Important Financial Institution, each as defined in the Depository Institution Management Interlocks Act; provided, however, that this clause (3) shall apply only so long as the Corporation is subject to compliance with Section 14 of the Todd-Frank Wall Street Reform and Consumer Protection Act; or

         (e)      the Corporation is notified, or the Board of Directors determines, that the Nominating Stockholder or the Nominee has failed to continue to satisfy the eligibility requirements described in Section 12(C); any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading); such Nominee becomes unwilling or unable to serve on the Board of Directors; or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Nominee under this Section 12.

II.     Notwithstanding anything to the contrary contained in this Section 12, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Nomination Notice, if the Board of Directors determines that:

         (a)      such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

         (b)      such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

         (c)      the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

Section 13.   Vote of Stockholder. Except as otherwise permitted by law or by the Articles of Incorporation, all action by stockholders shall be taken at a stockholders’ meeting. Every stockholder of record as determined pursuant to Section 8 of this Article II and who is entitled to vote, shall be entitled at every meeting of the stockholders to the number of votes for every share of stock standing in the stockholder’s name on the books of the Corporation specified in the express terms of such shares. Every stockholder entitled to vote shall have the right to vote in person or by proxy duly appointed by an instrument in writing subscribed by such stockholder or a verifiable communication authorized by such stockholder and executed or authorized not more than eleven (11) months prior to the meeting, unless the instrument or verifiable communication provides for a longer period. Any transmission that creates a record capable of authentication, including, but not limited to, a telegram, a cablegram, electronic mail, or an electronic, telephonic, or other transmission, that appears to have been transmitted by a stockholder entitled to vote, and that appoints a proxy is a sufficient verifiable communication to appoint a proxy. A photographic, photostatic, facsimile transmission, or equivalent reproduction of a writing that is signed by a stockholder entitled to vote and that appoints a proxy is a sufficient writing to appoint a proxy. Except as otherwise provided by law or by the Articles of Incorporation, no vote on any question upon which a vote of the stockholders may be taken need be by ballot unless the chair of the meeting shall determine that it shall be by ballot or the holders of a majority of the voting power of the Corporation present in person or by proxy and entitled to participate in such vote shall so demand. In a vote by ballot each ballot shall state the number of shares of each class or series voted and name of the stockholder or proxy voting. All elections of directors shall be by vote of the stockholders entitled to vote thereon as specified in Article Eighth of the Corporation’s Articles of Incorporation, as may be amended from time to time, except as otherwise provided by law, or by Section 14 of Article III hereof. All other questions shall be decided by the affirmative vote of the holders of shares entitling them to exercise at least a majority of the voting power of the Corporation present in person or by proxy at the meeting and entitled to vote on the question.

Section 14.   Attendance at Stockholders’ Meeting. Any stockholder of the Corporation who is not entitled to notice of, or to vote at, a meeting of stockholders of the Corporation may nevertheless attend any such meeting upon receipt of a written invitation from the Board of Directors of the Corporation.

ARTICLE III.

BOARD OF DIRECTORS

Section 1.  Election and Term. Except as otherwise provided by law or by the Articles of Incorporation, and subject to the provisions of Sections 12, 13 and 14 of this Article III, Directors shall be elected at the annual meeting of stockholders to serve until the next annual meeting of stockholders and until their successors are elected and qualify.

Section 2.   Number. The Board of Directors shall be composed of fifteen (15) persons unless this number is changed by: (1) the holders of shares entitling them to exercise a majority of the voting power of the Corporation that is represented at the meeting and entitled to vote on the proposal, or (2) the vote of a majority of the Directors in office. The Directors may increase the number to not more than thirty (30) persons and may decrease the number to not less than ten (10) persons. Any Director’s office created by the Directors by reason of an increase in their number may be filled by action of majority of the Directors in office.

Section 3.   General Powers. The Board of Directors may exercise all the powers of the Corporation and do all lawful acts and things which are not reserved to the stockholders by law, by the Articles of Incorporation or by this Code of Regulations. Specifically, the business, properties and affairs of the Corporation shall be managed by the Board of Directors, which without limiting the generality of the foregoing, shall have power to elect and appoint the officers of the Corporation, to appoint and direct agents, to grant general or limited authority to officers, employees and agents of the Corporation to make, execute and deliver contracts and other instruments and documents in the name and on behalf of the Corporation, without specific authority in each case, and to appoint committees, the membership of which may consist of such persons as may be designated by the Board of Directors whether or not any of such persons is then a Director of the Corporation, and which committees so appointed may advise the Board of Directors with respect to any matters relating to the conduct of the Corporation’s business.

Section 4.   Place of Meeting. Meetings of the Board of Directors may be held at any place, within or without the State of Ohio, from time to time designated by the Board of Directors, and meetings of the Directors may be held through any communications equipment in accordance with the provision of Ohio Revised Code 1701.61(B).

Section 5.   Organization Meeting. A newly elected Board of Directors shall meet and organize as soon as practicable after each annual meeting of stockholders, at the place at which such meeting of stockholders took place, without notice of such meeting, provided a majority of the whole of the Board of Directors is present. If such a majority is not present, such organizational meeting may be held at any other time or place which may be specified in a notice given in the manner provided in Section 7 of this Article III for special meetings of the Board of Directors, or in a waiver of notice thereof.

Section 6.   Regular Meetings. Regular meetings of the Board of Directors shall be held at such times as may be determined by resolution of the Board of Directors and no notice shall be required for any regular meeting. Except as otherwise provide by law, any business may be transacted at any regular meeting of the Board of Directors.

Section 7.   Special meetings; Notice and Waiver of Notice. Special meetings of the Board of Directors shall be called by the Secretary on the request of the Chair of the Board, if one be elected, or of the Vice Chair, if one be elected, or of the lead Director of the Board of Directors (the “Lead Director”), if one be elected, or in their absence, of the President, any Vice President, or of any five Directors stating the purpose or purposes of such meeting. Notice of any special meeting shall be in form approved by the officer requesting, or if the meeting is called pursuant to the request of five Directors, and there shall be a failure to approve the form of notice as aforesaid, then in form approved by such Directors. Notices of special meetings shall be mailed to each Director, addressed to the Director at such Director’s residence or usual place of business, not later than seven (7) days before the day on which the meeting is to be held, or shall be sent to the Director at such place by telegraph or cablegram or delivered personally, not later than two (2) days before such day of meeting. Notice of any meeting of the Board of Directors need not be given to any Director if such Director shall sign a written waiver thereof either before or after the time stated therein, or if such Director shall be present at the meeting and not prior to or at the commencement of the meeting protest the lack of proper notice; and any meeting of the Board of Directors shall be a legal meeting without any notice thereof having been given, if all the Directors shall be present thereat. Unless limited by law, by the Articles of Incorporation, by the Code of Regulations, or by the terms of the notice thereof, any and all business may be transacted at any special meeting.

Section 8.   Organization. The Chair of the Board, if he be elected, the Lead Director, in the absence of the Chair, or the Vice Chair, if he be elected, in the absence of the Chair of the Board or the Lead Director, shall preside at all meetings of the Board of Directors. If the Chair of the Board, the Lead Director, and the Vice Chair shall all be absent from any meeting of the Board of Directors, the duties otherwise provided in this Section 8 of Article III to be performed by such officer at such meeting shall be performed at such meeting by the officer prescribed by Article VI hereof. If no such officer is present at such meeting, one of the Directors present shall be chosen by the Directors present to preside at such meeting. The Secretary of the Corporation shall act as the secretary at all meetings of the Board of Directors but in the absence of the Secretary, the chair of the meeting may appoint any person present to act as secretary of the meeting.

Section 9.   Quorum and Manner of Acting. Except as otherwise provided, at every meeting of the Board of Directors one-third (1/3) of the total number of Directors shall constitute a quorum. Except as otherwise provided by law, or by this Code of Regulations, the act of a majority of the Directors present at any such meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the Directors present may adjourn any meeting, from time to time, until a quorum is present. No notice of any adjourned meeting need be given other than by announcement at the meeting that is being adjourned.

Section 10.   Voting. On any question on which the Board of Directors shall vote, the names of those voting and their votes shall be entered in the minutes of the meeting when any member of the Board of Directors so requests.

Section 11.   Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if prior to such action a written consent thereto is signed by all of the Directors or all of the members of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or the committee.

Section 12.   Resignations. Any Director may resign at any time either by oral tender of resignation at any meeting of the Board of Directors or by such tender to the Chair of the Board or the President or by giving written notice thereof to the Corporation. Any resignation shall be effective immediately, unless otherwise specified therein for it to take effect. Acceptance of any resignation shall not be necessary to make it effective, unless such resignation is tendered expressly subject to acceptance.

Section 13.   Removal of Directors. Except as otherwise provided by the Articles of Incorporation, no Director shall be removed, without cause, during such Director’s term of office. Any Director may be removed, for cause, at any time, by action of the holders of record of majority of the voting power of the Corporation entitled to elect Directors in place of those removed at a meeting of the holders of such shares, and the vacancy in the Board of Directors caused by any such removal may be filled by action of such stockholders at such meeting or at any subsequent meeting.

Section 14.   Filling of Vacancies Not Caused by Removal. Expect as otherwise provided by law or except as otherwise provided by the Articles of Incorporation, in case of any increase in the number of Directors, or of any vacancy created by death, resignation or otherwise, the additional Director or Directors may be elected, or, as the case may be, the vacancy or vacancies may be filled either (a) by the Board of Directors at any meeting by affirmative vote of a majority of the remaining Directors though the remaining Directors be less than the quorum provided for by this Article III, or (b) by the vote of the stockholders entitled to vote thereon, either at an annual meeting of stockholders or at a special meeting of such holders called for the purpose, as specified in Article Eighth of the Corporation’s Articles of Incorporation, as may be amended from time to time. The Directors so chosen shall hold office until the next annual meeting of stockholders and until their successors are elected and qualify.

Section 15.   Director’s Compensation. Each Director shall be entitled to reimbursement for the expense incurred in attending meetings or otherwise incurred in connection with the Director’s attention to the business of the Corporation. Each Director, for the Director’s services, as a Director and as a member of any committee of the Board of Directors, shall also be entitled to receive such compensation as the Board of Directors shall from time to time fix. Such compensation may be a salary or a fee for attendance at a meeting of the Board of Directors or both.

Section 16.   Transactions by Directors. A Director shall not be disqualified from dealing or contracting with the Corporation as vendor, purchaser, employee, agent or otherwise; nor shall any transaction or contract or act of the Corporation be void or voidable or in any way affected or invalidated by the fact that any Director or any firm of which any Director is a member or any corporation of which any Director is a shareholder, director, officer or employee is in any way interested in such transaction or contract or act, provided the fact that such Director or such firm or such corporation is so interested shall be disclosed or shall be known to the Board of Directors or such Directors as shall be present at any meeting of the Board of Directors at which action upon any such contract or transaction or act shall be taken; nor shall any such Director be accountable or responsible to the Corporation for or in respect to any such transaction or contract or act of the Corporation or for any gains or profits realized by such Director by reason of the fact that such Director or any firm of which such Director is a member or any corporation of which such Director is a shareholder, director or officer is interested in such transaction or contract or act; and any such Director may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize or take action in respect to any such contract, or transaction, or act, including the establishment of and payment of compensation to such Director and may vote to authorize, ratify, or approve any such contract or transaction or act, including the establishment of and payment of compensation to such Director, with like force and effect as if such Director or any firm of which such Director is a member, or any corporation of which such Director is a shareholder, director or officer were not interested in such transaction or contract or act or compensation.

Section 17. Indemnification. The Corporation shall indemnify each Director and each officer of the Corporation, and each person employed by the Corporation who serves at the written request of the President of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted by Ohio law, subject to the limits of applicable federal law and regulation. The term “officer” as used in this Section 17 shall include the Chair of the Board and the Vice Chair if such offices are filled, the President, each Vice President, the Treasurer, the Secretary, the Controller, the Auditor, the Counsel and any other person who is specifically designated as an “officer” within the operation of this Section 17 by action of the Board of Directors. The Corporation may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law, subject to the limits of applicable federal law and regulation.

ARTICLE IV

EXECUTIVE COMMITTEE

Section 1. Constitution and Powers. The Board of Directors may appoint an Executive Committee, which shall have and may exercise, during the intervals between the meetings of the Board of Directors, all the powers of the Board of Directors in the management of the business, properties and affairs of the Corporation, including authority to take all action provided in this Code of Regulations to be taken by the Board of Directors; provided, however, that the foregoing is subject to the applicable provisions of law and shall not be construed as authorizing action by the Executive Committee with respect to any action which pursuant to Section 14(a) of Article III, this Section 1, and Section 8 of this Article IV, Section 1 of Article V and Section 3 and Section 6 of Article VI, is required to be taken by vote of a specified proportion of the whole Board of Directors, or as authorizing the Executive Committee to declare any dividend. The Executive Committee shall consist of such number of Directors as may from time to time be designated by the Board of Directors, but shall not be less than three (3) nor more than seven (7) directors. So far as practicable, the members and alternate members of the Executive Committee shall be appointed at the organization meeting of the Board of Directors in each year, and unless sooner discharged by affirmative vote of a majority of the whole Board of Directors, shall hold office until the next annual meeting of the stockholders and until their respective successors are appointed. All acts done and powers conferred by the Executive Committee shall be deemed to be and may be certified as being, done or conferred under authority of the Board of Directors.

Section 2.  Place of Meeting. Meetings of the Executive Committee may be held at any place, within or without the State of Ohio, from time to time designated by the Board of Directors or the Executive Committee, and meetings of the Executive Committee may also be held through any communications equipment in accordance with the provisions of Ohio Revised Code 1701.61(B). The Board of Directors may also appoint one or more Directors as alternate members of such Committee.

Section 3.  Meetings; Notice and Waiver of Notice. Regular meetings of the Executive Committee shall be held at such times as may be determined by resolution either of the Board of Directors or the Executive Committee, and no notice shall be required for any regular meeting. Special meetings of the Executive Committee shall be called by the Secretary upon the request of any member thereof. Notice of any special meeting of the Executive Committee shall be in form approved by the Chair of the Executive Committee, or if the meeting is called pursuant to the request of some other member of the Executive Committee and there shall be a failure to approve the form of notice as aforesaid, then in the form approved by such member. Notice of special meetings shall be mailed to each member, addressed to such member’s residence or usual place of business, not later than two (2) days before the day on which the meeting is to be held, or shall be sent to such member at such place by telegraph, or be delivered personally or by telephone, not later than the day before such day of meeting. Notices of such meeting need not be to any member of the Executive Committee, however, if waived by such member as provided in Section 7 of Article III, the provisions of such Section 7 with respect to waiver of notice of meetings of the Board of Directors applying to meetings of the Executive Committee as well.

Section 4.  Organization. The Chair of the Executive Committee shall be elected by the Board of Directors and shall preside at all meetings of the Executive Committee at which the Chair is present. In the absence of the Chair of the Executive Committee, one of the members present shall be chosen by the members of the Executive Committee present to preside at such meeting. The Chair of the Executive Committee shall designate a member of said Committee to act as secretary at all meetings of the Executive Committee and in the Chair’s absence a temporary secretary shall be appointed by the chair of the meeting.

Section 5.    Quorum and Manner of Acting. A majority of the members of the Executive Committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present, shall be the act of the Executive Committee. In the absence of a quorum, a majority of the members of the Executive Committee present may adjourn any meeting, from time to time, until a quorum is present. No notice of any adjourned meeting need be given other than by announcement at the meeting that is being adjourned. The provisions of Section 11 of Article III with respect to action taken by a committee of the Board of Directors without a meeting shall apply to action taken by the Executive Committee.

Section 6.  Voting. On any question on which the Executive Committee shall vote, the names of those voting and their votes shall be entered in the minutes of the meeting when any member of the Executive Committee so requests.

Section 7.   Records. The Executive Committee shall keep minutes of its acts and proceedings which shall be submitted at the next regular meeting of the Board of Directors, and any action taken by the Board of Directors with respect thereto shall be entered in the minutes of the Board of Directors.

Section 8.   Vacancies. Any vacancy among the appointed members of the Executive Committee may be filled by affirmative vote of a majority of the whole Board of Directors.

ARTICLE V.

OTHER COMMITTEES

Section 1. Appointing Other Committees. The Board of Directors may from time to time by resolution adopted by affirmative vote of a majority of the whole Board of Directors, appoint other committees of the Board of Directors which shall have such powers and duties as the Board of Directors may properly determine. No such other committee of the Board of Directors shall be composed of fewer than three (3) directors.

Section 2. Time and Place of Meetings; Manner of Acting; Notice and Waiver of Notice. Meetings of such committees of the Board of Directors may be held at any place, within or without the State of Ohio, from time to time designated by the Board of Directors, or the committee in question, and meetings of any such committee may also be held through any communications equipment in accordance with the provisions of Ohio Revised Code 1701.61(B). Regular meetings of any such committee shall be held at such times as may be determined by resolution of the Board of Directors, or the committee and no notice shall be required for any regular meeting. A special meeting of any such committee shall be called by resolution of the Board of Directors, or by its Secretary upon request of any member of the committee. The provisions of Section 3 of Article IV with respect to notice and waiver of notice of special meetings of the Executive Committee shall also apply to all special meetings of other committees of the Board of Directors. Any such committee may make rules for holding and conducting its meetings and shall keep minutes thereof. The provisions of Section 11 of Article III with respect to action taken by a committee of the Board of Directors without a meeting shall apply to action taken by any such committee.

ARTICLE VI.

THE OFFICERS

Section 1.  Officers. The elected officers of the Corporation shall be a Chair of the Board (if desired), a Vice Chair (if desired), a President, one or more Vice Presidents, a Secretary and a Treasurer. The elected officers shall be elected by the Board of Directors. The Chair and the Vice Chair (if desired) shall be selected from the Directors. The Board of Directors may also appoint one or more Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers and such other officers and agents as in their judgment the business of the Corporation may require.

Section 2.  Terms of Office; Vacancies. So far as is practicable, all elected officers shall be elected at the organization meeting of the Board of Directors in each year, and, except as otherwise provided in this Article VI, shall hold office until the organization meeting of the Board of Directors in the next subsequent year and until their respective successors are elected and qualify, provided, however, that this Section 2 shall not be deemed to create any contract rights in such offices. All other officers hold office during the pleasure of the Board of Directors. If any vacancy shall occur in any office, the Board of Directors may elect or appoint a successor to fill such vacancy for the remainder of the term.

Section 3.  Removal of Elected Officers. Any elected officer may be removed at any time, either for or without cause, by affirmative vote of a majority of the whole Board of Directors, at any regular meeting or at any special meeting called for the purpose.

Section 4.  Resignations. Any officer may resign at any time, either by oral tender or resignation to the Chair of the Board or the President or by giving written notice thereof to the Corporation. Any resignation shall be effective immediately unless a date certain is specified for it to take effect and acceptance of any resignation shall not be necessary to make it effective unless such resignation is tendered subject to such acceptance.

Section 5.  Officers Holding More than One Office. Any officer may hold two or more offices the duties of which can be consistently performed by the same person.

Section 6.   Chief Executive Officer. The Chief Executive Officer of the Corporation shall be so designated from time to time by vote of a majority of the whole Board of Directors. Subject to the direction and control of the Executive Committee and the Board of Directors, the Chief Executive Officer shall have general and active management of the business and affairs of the Corporation, and shall have the responsibility for having all orders of the Executive Committee and the Board of Directors carried into effect. The Chief Executive Officer shall have general authority to execute bonds, deeds and contracts in the name and on behalf of the Corporation, and in general to exercise all the power generally appertaining to the chief executive officer of a corporation. In the absence of the Chief Executive Officer, the Chief Executive Officer’s duties shall be performed, and the powers of the Chief Executive Officer may be exercised, by the persons so designated by vote of a majority of the whole Board of Directors.

Section 7.  The Chair of the Board, the Vice Chair, the President and Vice Presidents. The Chair of the Board, the Vice Chair, the President and Vice President (or Vice Presidents) shall perform such duties and have such powers as may from time to time be assigned to them by the Board of Directors or the Executive Committee.

Section 8.  The Secretary. The Secretary shall attend to the giving of notice of all meetings of stockholders, shall keep minutes of all proceedings at meetings of the stockholders, and the Board of Directors, and shall perform such other duties as assigned to the Secretary by the Board of Directors or the Executive Committee.

Section 9.  The Treasurer. The Treasurer shall have the care and custody of all the funds of the Corporation and shall deposit the same in such banks or other depositories as the Board of Directors, or any officer or officers, or any officer and agent jointly, thereunto duly authorized by the Board of Directors shall, from time to time, direct or approve. The Treasurer shall keep a full and accurate account of all moneys received and paid on account of the Corporation, and shall render a statement of accounts whenever the Board of Directors shall require. The Treasurer shall perform all other necessary acts and duties in connection with administration of the financial affairs of the Corporation, and shall generally perform all the duties usually appertaining to the affairs of the treasurer of a corporation, including specifically the duty of supervising and causing the timely filing of all federal, state and municipal tax reports and returns and the timely payment of all taxes due to or withheld for such federal, state or local governments. When required by the Board of Directors, the Treasurer shall give bonds for the faithful discharge of the Treasurer’s duties in such and with such sureties as the Board of Directors shall approve. In the absence of the Treasurer, such person as shall be designated by the Chief Executive Officer shall perform the Treasurer’s duties.

Section 10.  Additional Powers and Duties. In addition to the foregoing especially enumerated duties and powers, the several officers of the Corporation shall perform such other duties and exercise such further powers as the Board of Directors may, from time to time, determine, or as may be assigned to them by any superior officer.

Section 11.   Compensation. The compensation of all officers and directors of the Corporation shall be fixed by the Board of Directors. The compensation of all other employees and agents of the Corporation shall be fixed by the Chief Executive Officer or by such person or persons as shall be designated by the Chief Executive Officer.

ARTICLE VII.

STOCK AND TRANSFERS OF STOCK

Section 1.  Uncertificated Shares of Stock; Stock Certificates. To the extent permitted by applicable law and unless otherwise provided by the Corporation’s Articles of Incorporation, the Board of Directors may provide by resolution that some or all of any or all classes and series of shares of capital stock in the Corporation shall be issued in uncertificated form pursuant to customary arrangements for issuing shares in such uncertificated form. Any such resolution shall not apply to shares then represented by a certificate until such certificate is surrendered to the Corporation, nor shall such a resolution apply to a certificated share issued in exchange for an uncertificated share. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner of the shares a written notice containing the information required to be set forth or stated on certificates pursuant to applicable law. Notwithstanding the foregoing, upon the written request of a holder of shares of the Corporation delivered to the Secretary of the Corporation, such holder is entitled to receive one or more certificates representing the shares of stock of the Corporation held by such holder. Any such certificate shall be signed by the Chair of the Board, the President or a Vice President and the Secretary or Treasurer or an Assistant Secretary, and sealed with the seal of the Corporation. Such signatures and/or seal may be a facsimile, engraved or printed. In case any such officer who has signed any such certificate shall have ceased to be such officer before such certificate is delivered by the Corporation, it may nevertheless be issued and delivered by the Corporation with the same effect as if such officer had not ceased to be such at the date of its delivery. Any certificate representing the stock of the Corporation shall be in such form as shall be approved by the Board of Directors and shall conform to the requirements of the laws of the State of Ohio.

Section 2.  Transfer of Stock. Transfers of uncertificated shares of stock shall be made on the books of the Corporation only by the holder thereof in person or by attorney upon presentment of proper evidence of succession, assignation or authority to transfer in accordance with customary procedures for transferring shares in uncertificated form. Transfers of certificated shares of stock shall be made on the books of the Corporation only by the person named in the certificate, or by an attorney lawfully constituted in writing, and upon surrender and cancellation of a certificate or certificates for a like number of shares of the same class or series of stock, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signatures as the Corporation or its agents may reasonably require. No transfer of stock shall be valid until such transfer shall have been made upon the books of the Corporation.

Section 3.   Lost Certificates. In case any certificate of stock shall be lost, stolen or destroyed the Board of Directors, in its discretion, or any officer or officers thereunto duly authorized by the Board of Directors, may authorize the issue of a substitute certificate or substitute stock in uncertificated form in the place of the certificate so lost, stolen or destroyed; provided, however, that in each such case, the applicant for a substitute certificate or substitute stock in uncertificated form shall furnish to the Corporation evidence to the Corporation, which determines in its discretion is satisfactory, of the loss, theft, or destruction of such certificate and of the ownership thereof, and also such security or indemnity as may be required.

Section 4. Determination of Stockholders of Record for Certain Purposes. The Board of Directors may fix a date, not exceeding thirty (30) days preceding the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the determination of the stockholders entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of its capital stock, and in such case only stockholders of record on the date so fixed shall be entitled to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, notwithstanding any transfer books of the Corporation for a period not exceeding thirty (30) days prior to the date for the payment of any such dividend or the date for the allotment of any such rights or the date when any such change or conversion or exchange of capital stock shall go into effect.

ATICLE VIII.

CORPORATE SEAL

Section 1.  Seal. The seal of the Corporation shall be in the form of a circle, and shall bear the name of the Corporation and the state of “Ohio” and in the center of the circle the word “Seal.”

Section 2.  Affixing and Attesting. The seal of the Corporation shall be in the custody of the Secretary, who shall have the power to affix it to the proper corporate instruments and documents, and who shall attest it. In the Secretary’s absence, it may be affixed and attested by an Assistant Secretary or by the Treasurer, or an Assistant Treasurer, or by any other person or persons as may be designated by the Board of Directors.

ARTICLE IX.

MISCELLANEOUS

Section 1.  Fiscal Year. The fiscal year of the Corporation shall end on the 31st day of December in each year and the succeeding fiscal year shall begin the 1st day of January next succeeding the last day of the preceding fiscal year.

Section 2.  Signatures on Negotiable Instruments. All bills, notes, checks or other instruments for the payment of money shall be signed or countersigned by such officers or agents and in such manner as, from time to time, may be prescribed by resolution (whether general or special) of the Board of Directors.

Section 3.    References to Article and Section Numbers and to the Code of Regulations and Articles of Incorporation. Whenever in this Code of Regulations reference is made to an Article or Section number, such reference is to the number of an Article or Section of this Code of Regulations. Whenever in this Code of Regulations reference is made to Code of

Regulations such reference is to this Code of Regulations as the same may from time to time be amended, and whenever reference is made to the Articles of Incorporation, such reference is to the Articles of Incorporation of the Corporation as the same may from time to time be amended.

ARTICLE X.

AMENDMENTS

This Code of Regulation may be altered, amended or repealed, from time to time, at a meeting held for such purpose, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal, or may be adopted without a meeting by the written consent of the holders of shares entitling them to exercise two-thirds (2/3) of the voting power on such proposal. This Code of Regulations may also be altered and amended, from time to time, by the Directors to the extent permitted by the Ohio General Corporation Law.

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